Composite Technology Corporation
Fourth Quarter and Fiscal Year-End 2010 Earnings
December 15, 2010

Operator:                                    Good day and welcome to the Composite Technology Corporation Fourth Quarter and Year-End 2010 Earnings Conference Call.  All participants will be in a listen-only mode.  Should you need assistance, please signal a conference specialist by pressing the star key followed by zero.  After today’s presentation, there will be an opportunity to ask questions.  Please note, this event is being recorded.

I would now like to turn the conference over to James Carswell, Head of Investor Relations.  Mr. Carswell, the floor is yours, sir.

James Carswell:                        Thank you and welcome to our earnings call for the fiscal year ending September 30th, 2010, which includes our fourth quarter results.  With us today on the call are Benton Wilcoxon, our CEO; D.J. Carney, our CFO; Marv Sepe, our COO; and Stewart Ramsay, the new President of our CTC Cable Corporation subsidiary.

Before we get started, I’d like to read a brief Safe Harbor Statement and then turn the call over to Benton.  These statements made during this call and which are not strictly historical in nature constitute forward-looking statements.  Such statements include, but are not limited to, the statements regarding the potential sales of ACCC® Conductors and related products, expectations regarding the CTC Cable revenues, costs, expenses, and cash flow for fiscal 2010, expectations regarding any current or future litigation, top-line growth, earnings potential, and the CTC Cable business and the Company’s position in the green energy efficiency and alternative energy sectors as well as the Company’s plans for CTC Cable in the United States or internationally, plans for any development efforts in the CTC Cable business, expectations for current and future CTC Cable sales, and anticipated financial results for fiscal 2010.  Such forward-looking-statements involve known and unknown risks, uncertainties, and other factors which may cause CTC’s actual results to be materially different from those expressed or implied in such forward-looking statements.  These factors include, but are not limited to, risks related to the operation of CTC Cable, risks related to the Company’s financial well-being, forces of materials and the risk that the Company will continue as a growing concern, the risk that the customers who use our ACCC® Conductor technology may not grow as anticipated, and the risk that the anticipated market opportunities may not materialize at the expected level or at all, and risk that these activities may not result in the growth of possible revenue.  All forward-looking statements are quantified in their entirety by this cautionary statement and CTC is providing this information as of this date and does not take on any obligation to update any forward-looking statements discussed in this call as a result of any new information, future events or otherwise, other than required under the applicable securities laws.

Now, that said, I’d like to turn the call over to our CEO, Mr. Benton Wilcoxon.

Benton Wilcoxon:                      Thank you, James.  Our agenda for today’s call will be as follows.  First, our CFO, D.J. Carney, will provide some commentary on our financial results, then I will provide some color at year end.  We will introduce our new President of CTC Cable, Stewart Ramsay, to discuss some of the opportunities and some of the objectives in the CTC Cable business.  Upon finishing that, we will discuss—take questions on the results.

And now, D.J., would you please discuss the results?

D.J. Carney:                                Thanks, Benton.  I’ll take a few minutes to walk through the financial results for the year and the fourth quarter beginning with the P&L and then on to our balance sheet.

Consolidated revenues from continued operations of CTC Cable for the year were $10.8 million on 957 kilometers of ACCC product shipped.  Revenues declined by 8.6 million from 19.6 million, primarily on revenue declines from China of 10 million offset by increases in South America and Indonesia.  The revenue decline in China was attributable to continued lower spending in China for the types of low-voltage installations where ACCC Conductor has historically been installed.  Benton and Stewart will discuss our efforts in our two largest markets, the U.S. and China, later in the call as well as recent developments for other markets.

As the guidance we provided last month indicated, the September 2010 quarterly revenues improved to 3.3 million as compared to 600,000 in the June quarter.  We began to see an improvement in customer orders beginning in July 2010 which drove increased shipments in both the September and December quarters.  Visibility on these shipments provided us with sufficient confidence to provide guidance to the December 2010 quarter, and we stand by last month’s guidance of 4.5 million for the December 2010 quarter.  Our revenue figure of 4.5 million would represent 36% growth over the September 2010 quarter and 67% growth over the December 2009 quarter.

Our net loss from continuing operations for the year increased to 20.8 million from 19.4 million in the prior year due to the net effect of 3.3 million of lower gross margin resulting from lower sales, a $400,000 increase in operating expenses, and decreased interest and other expenses of 2.4 million.  Gross profit margins for 2010 were $2 million, or 18.4% of revenues, a decrease from 5.3 million, or 27.1% of revenues in 2009 due to the loss of high-margin core sales from China and inefficiencies resulting from a continued low plant utilization for our ACCC core plant.  Margins for the September 2010 quarter on a stand-alone basis improved to 930,000, or 28.1% of revenues, more in line with historical margins but still suffering from poor plant utilization caused by low production volume levels.

Operating expenses for the year increased from 21.8 million to 22.3 million.  The $500,000 operating expense increase represents a blend of $300,000 in cost reductions at the corporate level and $800,000 increase in CTC Cable expenses.  For corporate, and excluding corporate stock compensation charges of 3.1 million in 2009, and 2 million in 2010, the cash basis corporate expenses increased from 5.9 million in 2009 to 6.8 million in 2010.  The $900,000 increase was due to non-recurring personnel costs, including $600,000 in back tax assessments incurred in the December 2009 quarter and related to payroll taxes from the 2002 to 2005 years.  Excluding stock compensation charges of 1.5 million in 2009 and 0.5 million in 2010, and depreciation of 400,000 for each year, CTC Cable cash basis operating expenses increased by 1.3 million from 2009 to 2010.  The increase was due to increased legal costs related to our patent defense litigation and increased headcount cost increases, including incremental personnel additions in sales and marketing and R&D and an increased allocation of costs into G&A for our production inefficiencies.

On discontinued operations for our former DeWind subsidiary, the Company recorded income from discontinued operations of 1.1 million as compared to the loss of 54 million in 2009.  During 2009, the discontinued operations consisted of significant write-offs of our discontinued operations assets as well as a full year of operations.  For 2009 the income was predominantly related to foreign exchange gains.

I will now turn to the balance sheet.  We ended the year with total cash of 19.4 million consisting of unrestricted cash of 3 million and an additional 16.4 million of restricted cash which was escrowed under the DSME deal.  Due to our cash position at year end, we were in violation of our debt covenants as of September 30, 2010.  However, we have good relations with our lenders, and during the December quarter, we have obtained temporary waiver to these covenants.  Additional details on these covenant waivers will be released shortly.  On the restricted cash situation, during 2010, the Company conducted lengthy negotiations with DSME to resolve the remaining issues in order to finalize the transaction.  Several issues were resolved or agreed to during the year, and discussions between the two parties continue today and are ongoing for the remaining disputed items.  The two companies have mutually agreed to work out an equitable resolution and are making progress toward that goal.

And with that, I’ll turn the call back over to our CEO, Benton Wilcoxon, to discuss business opportunities and the business moving forward.  Benton?

Benton Wilcoxon:                     Thank you, D.J.  The highlights of last year are as follows.  During the last fiscal year we operated exclusively with our CTC Cable Corporation division since we sold most of the assets from our DeWind division just prior to the end of the last fiscal year.  During December of last year, we hired John Brewster as President of our Cable division and we began to make changes—or he began to make changes in the new hires and strategy, refocusing our marketing strategy of the Company.  Unfortunately, he left us in June after receiving an offer that we could not match and that he couldn’t refuse, although he still remains an unpaid advisor to the Office of the CEO, remains very friendly and very supportive of the Company’s CTC Cable product ACCC Conductor.  We then immediately set a search with the Head of the Energy Practice at Korn/Ferry and we are most pleased to have found Stewart Ramsay to head our CTC Cable group.  He comes from the power industry and, most specifically, the transmission and distribution strategy planning and operations of them.

With that said, I would like to introduce Stewart Ramsay to comment on some of our progress during the year although, keep in mind, he was not here during most of the fiscal year that we are speaking about; he’s certainly been here during this entire last quarter—for the current quarter.

Stewart Ramsay:                        Thanks, Benton.  I’ll take just a few minutes then to discuss progress that we’ve been making in market development, sales, and then I’ll touch briefly on some things that are underway in R&D and the operations areas.

With regard to market development, we’re seeing growing acceptance of the ACCC Conductor among utilities and EPC contractors, and this shows up in several ways.  First, we’re seeing an increase in the number of meetings and presentations that are being requested by these entities.  This includes both introductory meetings as well as detailed technical discussions.  We’re also seeing a dramatic increase in executive level interest.  In the past three months, we’ve had over 20 meetings with utility industry executives discussing the strategic and business value of ACCC Conductor.  And finally, and probably most significantly, we’re seeing a sharp rise in the number of requests for analysis of specific lines and specific projects and applications for ACCC Conductor.  Some of the rise, particularly in the U.S., has been triggered by a NERC alert and NERC Order 810.  The National Electric Reliability Corporation, NERC, issued an alert and order in October of this year.  The alert requires the owners of transmission lines to survey all of their lines 100kV and above to confirm the field conditions match design conditions, specifically regarding conductor sag and ground clearance.  NERC 810 could have a dramatic impact on the industry and we’re already seeing requests for support from utilities concerned about potential clearance issues.  We’re not sure yet how big a factor this will be in terms of sales but it has the potential to increase volumes above the forecast and to change the priorities that utilities have had in their construction plans and out through the next two years.

Over the last several months, we’ve made great progress on our strategy of developing strategic relationships with high-quality stranders in each of the major economic zones.  We’ve added IMSA in Argentina, and Sterlite Industries in India.  We’re also in discussions with stranders in other markets and expect to be able to announce the results of those discussions in the coming months.  This strategy of multiple stranders in each of the major economic zones is paying off.  Having local stranders has allowed us to compete more effectively in these markets by eliminating the cost of ocean shipping and duties from the proposals and projects that we are making offers to our customers on.  We also now find that globally recognized stranders are actively pursuing relationships with CTC.  Many of our partners, our stranding partners, tell us that they see ACCC Conductor as a must-have product for their business.  The agreements that we’ve signed with stranders are contingent upon a non-binding volume commitment and those commitments in aggregate could add significantly to our revenue stream.

There are several game-changing opportunities in our pipeline, and while our revenue forecasts do not count on them, those opportunities clearly in exist—or clearly exist and are being pursued diligently.

In the operations area, we’re positioning ourselves for rapid growth in production volumes.  We successfully completed our ISO 9001 recertification last month, and have used that opportunity to learn and test ourselves.  We’ve been reviewing all of our processes for—from customer inquiries through production and testing to field support and project closeout to look for additional improvements.  We see this as being important for our company and our people as we grow.

In R&D, we continue to focus on finding solutions to the next set of challenges facing the transmission industry.  As an example, we are working with utilities and industry partners to develop ultra low-sag conductors as well as faster installation methods.  Ultra low-sag conductors would offer utilities opportunities for extreme requirements—examples of extreme river crossing or severe weather conditions where a normal conductor is not suitable.  All of these developments are complementary to our existing ACCC product family.

In the area of—in all areas of our business, we’re augmenting our team and building our bench strength.  We’re doing so judiciously and deliberately, with a focus on those areas that could become potential bottlenecks to our growth.

And with that, I’d like to turn it back to Benton.

Benton Wilcoxon:                      Thank you, Stewart.  I’d like to ask Marv Sepe, our COO, to comment on China.  He has been in charge of working on China to restructure our relationships there, and has just, in fact, returned from China.  So, to just give a brief—a very brief update.

Marvin Sepe:                               Thank you, Benton.  You know, China, for us has been an important market from 2006 onward, and we continue to have great hopes for this market.  We’ve, as D.J. listed in the financials, we’ve had a significant downturn related to delays in projects and certain cancellations of projects starting in mid-2009, and they continued into 2010.  We have seen a dramatic uptick in project inquiries and projects now coming back on the budget lines in China, and we think that bode very well for us for 2000—as we go forward in this year and beyond.  As such, we are setting the business in China accordingly.  We’re going in with the—we have gone to China now with a much better cost structure, a better pricing structure, working with Far East, who is still our partner in China, into a new set of sales and marketing approaches that includes more of the same kinds of seminars and symposiums that were put on in September of this year with great success in China.

So, this is a whole plan that we have rolled out for China for the coming months.  As I said, the return of sales increase is quite welcomed and is quite large, so we do see some good opportunities there.  And, as we said before, we have plans on moving our—a core facility to China.  We are working with strategic partners in China at this time.  We will give you more details on that as it comes to play, but we’re very encouraged.

Benton Wilcoxon:                     Thank you, Marv.  I’d also like to return to Stewart to make a few comments on our main strander in the U.S. and in Canada, which is Alcan Cable.

Stewart Ramsay:                       Thanks, Benton.  We have stranding relationships with now a total of nine stranders, and the main partnership for North America is with Alcan.  It’s… we signed that agreement in February of 2010—sorry—and the partnership has kicked off extremely well.  There’s been a lot of work jointly between CTC and Alcan in marketing across the U.S. and Canada, and we’ve found Alcan to be an excellent partner in tuning products to meet customers’ needs.  We think it’s a model relationship, and we expect to use that as the pattern for growing in other markets.

Benton Wilcoxon:                     Thank you, Stewart.  From my point of view, I believe that the Company is in excellent shape now to really exploit the product that we have in that it has been in the market for a significant period of time, there’s been over 9,000 kilometers ordered; most of that has been installed, and others are in the installation process as we speak.  We have at least—we have these nine stranders in place, and we have others, as Stewart mentioned, coming online or wanting to negotiate stranding relationships.  You should, as he pointed out, hear something on some of those very shortly.  And we believe that we’ve really never been in a better position.  The addition of Stewart to the company is significant in that he comes, really, from this industry and has a high degree of respect and credibility from our customers.  He’s been a consultant internationally, in both the U.K. and, most recently, a key strategy planning for transmission for, you know—Eskom in South Africa.  So, he’s known not only in the U.S. and Canada, but throughout the world as being someone that can be trusted and respected in transmission design, planning and strategy as well as operations.  So, while, you know, we have developed a very nice product and we have developed the capability of manufacturing the product and using the product, installing the product, and, in fact, an excellent team that even has been able to do the application engineering for the product, there have been some new key hires which have been brought on during this fiscal year and continuing even today under the direction of Stewart that really are fleshing out the team to take care of all possibilities for our customers.

The one thing we really were missing in the past was that our team members traditionally have come from other walks of all—the power industry or other parts of the material science world, such as myself, and while that allowed us to create the product, we were not able to have the same conviction and confidence, as well as the trust and respect, as someone who spent his entire life in this particular industry designing and planning transmission systems.  So, for that reason, we see an entire new awareness to some of these meetings, these executive meetings, which Stewart mentioned, which he brings to them attention in that, you know, they may have heard of our conductor, but really, the question is, why aren’t you seriously considering this as a solution for your increased transmission needs or your losses or your clearance issues?  And, of course, he’s counseled us to develop more specific marketing and sales approaches for each of our customers or potential customers and that we go target exactly a solution for their needs and not just talk about all of the wonderful advantages of our product, which, of course, it has, but which may not really be of interest to everybody.  And therefore this more targeted approach, we are very confident, is going to yield results that will once again put our cable division back in the positive cash flow and above in the net revenue side as we are anticipating and expecting.

So for those reasons, we as a Company, even though we don’t have the results from the last year that we are pleased with, we are very pleased with the current positioning of the Company, not only here but in other markets.  During this last quarter, we’ve also utilized each of our efforts, including sending Marv to some new projects that we are trying to achieve in South America, and so, basically, from the top management side of the company, we’re dividing and conquering all of our tasks but there’s still a limited number of us at the top of the company and we are dividing each of these tasks to better—most quickly achieve the results without overtasking any of us beyond the scope of our capabilities.

And with that said, I believe that it is something which… I really want to thank each of you, the shareholders, and those of you who follow the Company for staying with the Company, supporting the Company, even though we’ve gone through some difficult times during this still continuing crises from the 2008 economic crash, of which we see a lot of encouragement in some of our more related companies, such as some of the big engineering and construction companies involving transmission systems, we see that they had downturn in revenues and projects over the last year—actually, almost a year and a half—but we do see they’re all developing some increased amounts of business projects and opportunities and are all very inspired by the current times, that we are finally getting out of some of the—away from delay tactics or stall tactics which the utilities have been using to conserve cash, and see what happens with the economy and see if the growth is still there, et cetera.

Every—of course, area has a different factor.  China has been waiting for us to recover so we’d buy more things so that they would turn their plants on again and be full speed.  In the meantime, of course, they had shut them—shut everything down a little bit or notched it down 10% or so which took over—took away some of the overload and less urgency to deal with some of their transmission and distribution issues.  We now see that turning around again, as China’s economy is picking up as well as, of course, our economy in certain sectors; maybe not as many as we would like to see, but we certainly see a positive outlook.

So, with that, I would like to—I think it’s time now to close the official part of it and turn it over to questions and answers if there are any questions coming from the floor.

Operator:                                     Thank you, sir.  We will now begin the question and answer session.  To ask a question, you may press star, then one, on a touchtone phone.  If at any point your question is answered, you may remove yourself from the queue by pressing star, then two.  If you are using a speaker phone, please pick up the handset before pressing the keys.  Again, that is star, then one, to ask a question.  At this time, we will pause momentarily to assemble our roster.

Again, that is star, then one, if you would like to ask a question.

The first question we have comes from Bob Conway of Technology Consultants.  Please go ahead, sir.

Bob Conway:                               Gentlemen, I’m glad to hear that your last quarter has been on the positive side.  It looks like the trend is going upward.  I wanted to ask you a little bit more about the burn rate of your cash, your unrestricted cash.

D.J. Carney:                                Okay.  Do you have a specific question?

Bob Conway:                               Yes, I just wanted to get an understanding of the burn rate and, you know, where you see the upcoming quarters going in terms of, you know, the actual burn rate and, you know, your capabilities in production and sales and, basically, as an ongoing concern.

D.J. Carney:                                You can sort of derive that from our—you know, if you wanted to look at where the September quarter was, you look at the 10-K operating expenses and compare that against the nine months ending June.  You know, we did have a few upside entries going into the September quarter but, you know, historically, you can sort of see what our—you know, well, you can obviously see where the delta in the cash is.  We didn’t raise any cash in—between June and September, so you can kind of see where the cash business soon moved to, you know, as we—

Bob Conway:                                See any—do you see any particular event or any kind of particular activity that will be targeted as a specific deal that you guys really need to secure in order to keep going as an ongoing concern?

D.J. Carney:                               Well, I mean, the—we have several avenues of sources for cash to us.  Obviously, we could—you know, we’re hopeful that, AND you know the preferable way, would be to receive a cash down stroke from one of Stewart’s game changers or, you know, several of our other revenue opportunities.  We still have the escrowed cash that, you know, we’re working diligently to release from, and then, you know, we can always go out to, you know, to raise some more money somewhere.

Bob Conway:                                And if I could, I would like to ask you, did you participate at all in any RFP for the Sunrise Link project down in Southern California?

Marvin Sepe:                               Sunrise Powerlink has been going on for years.  The wire orders on that were essentially set about two years ago, with general cable getting the majority of the wire and other segments going out to smaller companies.  We were involved in that project from the very beginning, including lobbying the folks in San Diego pretty hard—pretty heavily.  So, we’ve been involved.  We were not successful in getting any of that project at this point.  Had we—I think if I—if we were to go after that project—if that project had been pushed back four years to where we are now, I think we would have been in fantastic shape for it because the value proposition the performance sector provides is exactly what Sunrise needed, especially through the Anzo Borrego areas and the expensive parts.

Bob Conway:                               In relation to your China activity, you indicated in your financial disclosures that there’s been a downturn in the China activity relation—in relation to the particular cable product, and then you’ve indicated that your hopes are based on increasing that activity.  Is that because of a downturn in business or a lack of capacity on your side or projects in China that have been put on hold?

Marvin Sepe:                               Yes, the—I’ll address—again, the—in 2009, a significant number of projects in China toward the second half of the year, the calendar year, were basically put on hold.  These were projects that, as the manufacturing needs went down—and they did shut down a fair amount of manufacturing in China in that time frame.  When the demand for power started dropping, within three consecutive quarters of power, a decrease in power consumption, a lot of projects just didn’t get done, projects that were scheduled that we had identified with our partner over there, with our—that’s Far East as our distributor, they were just put on hold.  And what we’re starting to see now is many of those projects are coming back to life.  There are projects that we identified at even significantly high voltages that are coming back for—the money’s in place, the budgets are there, and we seem them rolling forward now in 2011.  So, it took a while.  You know, transmission projects generally take 18 months to a year from the planning cycle to the time they get pushed into the field, and when they shut the tap off there for a while, it took a while for this thing to get going again, and we’re positive on that.

Bob Conway:                                Are the—are most of the clients and potential clients utility-based clients in China or are they industrial concerns or—?

Marvin Sepe:                               Well, the clients, you know, they’re—you have the provincial power bureaus, who will put their own wire up, that 220 kV and below, and then you have State Grid, and in China, Southern Grid.  There are very few players of a national level, really only two in—except the Inner Mongolian grid’s a small player—and then you have the provincial power bureaus.  So, all of the wire sales, our sales go to the cable company, the strander, who becomes the supplier of record of China, who then sells onward to the provincial power bureaus and state grids.

Bob Conway:                                Thank you for the information.  Good luck in the future.

Marvin Sepe:                               Thank you.

Stewart Ramsay:                         Thank you.

Benton Wilcoxon:                       Thank you.

Operator:                                     The next question we have comes from Mike Breard with Hodges Capital.

Michael Breard:                         Yes, on the Alcan situation, they are—supposedly have to take in a minimum amount in 2011—I mean 2010, as I understand it.  Does that mean we can expect a pretty decent order from them in the next two weeks?  And I would hope that maybe 2011 could be a much better year.  What’s your outlook for doing business with Alcan?

Stewart Ramsay:                       Well, I think our outlook is pretty good.  I’m on the phone with one or two of my counterparts at Alcan pretty much on a weekly basis coordinating different efforts.  I think that 2011—well, 2011 promises to be a very good year in our relationship with Alcan, both in terms of their ability to strand for us in North America and making us more cost-effective as well as the projects that we’re expecting them to bring to the table.  The relationship is such that we have pretty good visibility into, you know, what’s coming down the pipeline for each other relative to ACCC.  So, we think 2011 looks like a pretty good year with Alcan.

Michael Breard:                         Do they need a specific order or could they order, I don’t know, several hundred miles just to hold in inventory?

Stewart Ramsay:                        No, they have—and they have the ability to, and we have discussed their desire to, order some amount of core to hold in inventory.  They recognize the value in being able to respond very quickly to their customers when they call in and need an emergency replacement.

Michael Breard:                         Okay.  Now, AEP has been, I guess, threatening to give you a major order for several years.  Is 2011 the year they come through or do you have any comments on that?

Stewart Ramsay:                       Well, I can—so, that’s a great question.  We continue to with work with AEP.  We’ve got—I have very good relationships there.  I’m an ex-AEP officer.  We’ve been talking in detail with the transmission organization at AEP about multiple applications, both reconductoring and new projects, and so we see great potential there.  And I don’t think it’s appropriate for me to comment about, you know, how close or how far an order would be from AEP.

Michael Breard:                         Okay.  Then, this government ruling about the clearance on the wires, is that transmission line clearance, is that something that a ordinary individual can say turn in a utility and then they’re given a certain amount of time to fix it or—

Stewart Ramsay:                        No, it doesn’t work that way, and while I understand it well, I certainly wouldn’t want to hold myself out as an authority on the details of the rule but, essentially, the—NERC has—the order requires the—all of the registered entities, so everybody that’s got a responsibility for transmission lines of 100 kV and above, to conduct surveys.  I believe the deadline is April of 2011, and any spans that are not in compliance with clearance requirements need to be remediated within 12 to 24 months.  And apparently there is some ongoing discussion about the remediation period, so I would defer to, you know, what’s the latest published data from NERC on that.  So, it’s not something that individual entities or private parties would be looking at.  This is something that each of these registered entities must comply with.

Michael Breard:                         Okay.  The—on India, I read something a month or so ago about where there’s 400 Indian people there without adequate electricity, and I know that your partner there has tremendous plans for the future.  Is this something that you think could turn into orders within six months or how much red tape do you think you might have to go through?

Stewart Ramsay:                        Well, actually, I don’t think—it doesn’t appear that there’s going to be much red tape at all.  WithSterlite, I don’t think I was back off the plane in the U.S. before Sterlite started making requests for analysis of projects that they were seeking to bid ACCC Conductor on.  They actually took some very bold steps there.  They’re willing to begin the process of selling and marketing ACCC before we’ve, you know, we’ve certified their production capacity, even if it means we purchase conductor from someone else.  So, they’ve very serious about this conductor in the market, and we’ve already examined a number of projects in conjunction with them and provided them pricing.  So, I don’t think there’s much red tape in the way at all.  They’ve been very aggressive in pursuing that market.

Michael Breard:                         Okay.  I would assume you’ve talked to China and said, “Look, our capacity may be tied up if you don’t start ordering pretty soon.”  At least I’m hoping at some point you can grow pressure on the Chinese to start placing some orders.

Stewart Ramsay:                        Well, frankly, that’s a very good question, and what we’re seeing in the industry is it’s not just China.  In the conversations that we’ve been having with utilities and other utility industry people, one of the questions that begins to concern them is, “How much capacity have you got?”  And so, we see the pressure rising on everybody to you know, get—start thinking about getting their orders in.  And we’ve, in the past few weeks, we’ve been contacted by utilities that want to sit down with us and talk about their construction plans for 2011 and then what role we could play.

Michael Breard:                         Okay.  One last question, and I’ll let you go to someone else.  You mentioned 400 million in potential contracts in 2011 covering over 100 projects; that would be about 4 million apiece.  Could you give us some idea of what a major project would be?  Are you talking about some 40, 50, $60 million deals?

Stewart Ramsay:                        We—a major project for us is a project that we’ve—it’s public tender, so it’s available, in Paraguay, that’s a thousand kilometer line, and that translates to, for us, our bid was just north of 14 million, including conductor and associated hardware, warranty, et cetera, and for us, that’s a very significant project.  A thousand kilometers is big on the transmission scale.

Michael Breard:                         Okay.  Well, thank you very much.

Benton Wilcoxon:                       Thank you.

Operator:                                     And the next question we have comes from Robert Billings (sp?), investor.

Robert Billings:                          Hello.  Thank you for taking my call.  We are interested in finding out, number one, how much money from the windmill deal is still in escrow and due you and what is the holdup there?

D.J. Carney:                               Yes, we have—that’s substantially all of our restricted cash that we have on our balance sheet, and at the end of September, that was 16.4 million.  And, really, there’s—there are just one or two supply chain—wind-related supply chain, issues that are sort of holding up the initial release of that.  We have conducted meetings with DSME throughout 2010, and as recently as December we’ve had another set of meetings.  So, we’re working very closely with them and, obviously, you know, we can’t comment on those, on the negotiations themselves because it’s clearly a sensitive topic to both parties, but we are moving forward and we are hopeful that we’ll get some resolution here shortly.

Robert Billings:                         And what are you anticipating, when you get resolution, what percentage of the 16 million you will expect to receive or, you know, that you’re in, the stakes (sp?) territory?

Benton Wilcoxon:                      Well, the majority of those funds we would expect to see.  You know, minus fees, less supply chain accounting issues which D.J. mentioned, the rest of it is, really, is in a holding period with specific cutoff times involving the potential of some intellectual property issues from some of the old technology which existed prior to our acquisition of the Company. The technology is really not very significant, in our opinion, since no one really has bought any of that equipment and nobody has really dealt with it.  They deal with the newer equipment, which is what we developed ourselves and sold to, and really was the key item that DSME acquired.  So, the majority of that, which is 10.7 million or something on that order, is, I mean, really, should all come to us in time, but there’s a time frame of September 2011 and another time frame of September 2012 for the major releases on that unless we negotiate something otherwise, which is what we’re seeking to have some discussions to alter our agreement.  So, we do anticipate, you know, receiving some cash in the near term.

Robert Billings:                         Thanks.  I didn’t hear much of a mention of Brazil in your talks.  I know you, last year, you had authorized some people to strand in Brazil, and the holdup was that they were waiting for the government of Brazil to kick in benefits for the people that want to run these wires because they’ve developed a lot of new farm area by—through the Amazon Jungle area and all that and stuff, building farms.  So, where—what’s happening—who is this—what’s happening there, and have they resolved the issues with the government subsidizing the people that want to run the cable?  And also, who in your Company is assigned to Brazil?

Benton Wilcoxon:                      Well, we have a representative living in Brazil, and—but I don’t actually recall that we’ve ever mentioned having specific projects and waiting for the government.  I believe what we have said in the past is that we have interest from Brazil from several companies, and that the big impediment there is that we had no stranding relationship.  We have been in discussion with some conductor manufacturers in Brazil, and we’re actually reinitiating those discussions now—or I should say, they are contacting us now because we have been having significant sales in Chile, and we have, of course, even submitted this bid in Paraguay that was just mentioned by Stewart.  However, we—I think we’ve announced two small, very small projects with—through engineering companies in some special crossing in Brazil.  So, the key issue has been that we did not have a strander in Brazil or in one of their economic zones relationship, so there is a very high tariff for importing products into Brazil, a protectionist tariff for stimulating the local economy.  At this point in time, though, we have, during this last year—actually, fairly recently, signed an agreement with a strander in Argentina.  So, this strander now is completing its ability to strand.  They’ve already made test product, and I guess they’re still in the final certification process for certain sizes of conductor.

Stewart Ramsay:                         That’s correct.

Benton Wilcoxon:                     And they are in the MERCOSUR trade agreement, which is—consists of primarily Brazil, Argentina, and Uruguay, Paraguay, and Chile, although there are other aspects of it which now include Columbia and Peru, Bolivia—I think that’s the other key ones that are included.  But so, now, we—well, I should say, within the next few weeks, we should be able to supply from Argentina product without the tariff directly into Brazil.  So, for that reason, we do have some reenergized efforts going on with our representative who does live in Brazil.

Marvin Sepe:                               Let me answer—

Benton Wilcoxon:                      Okay, go ahead.

Marvin Sepe:                              Robert, you’re referring to a project we talked about before that, as a—it was a hydro dam project that had a transmission line that went across the jungle and down the road.  We did take that project.  We worked on the project quite a while.  The project never got its World Bank funding to the level to make the tender go forward.  They’re moving it now, in smaller bites.  They’ve extended that project timeline by many years.  Our benefits, our project—our product still applies.  We’re staying with it, but we have to wait for each of the pieces of it to be funded to go forward.

Robert Billings:                        And who in your Company covers that area?  You had mentioned that you have different people in your Company to handle certain sections because no one guy can handle the whole world or whatever, and you don’t want to put too much stress on them.

Marvin Sepe:                              Yes, because, as Benton mentioned, we have a representative, we have our own employee in Brazil.  We also have representative organizations that we rely on highly for parts of Latin America that are very good, very effective, and they are staffed, and they travel like crazy.  So, we have close contact with those guys.  Stewart’s team is involved with them every day of the week, and we stay on top of these areas.

Operator:                                    As a reminder to all participants, if you would like to ask a question, please press star, then one, on your touchtone phone.  Again, that is star, then one, to ask a question.  Again, we will pause momentarily to assemble our roster.

The next question we have comes from Jack Cameron of Wells Fargo.

Jack Cameron:                          Good afternoon, gents.  In the investment side of things, I know that you’re not concerned with that, but I am.  And I have a lot of folks that have been following your Company for a long time.  I have several colleagues in my own office and I know in several other offices, and in taking together, one of the things harks back to the movie, “Jerry Maguire,” “Show me the money.”  We’ve talked about a lot of additional stranders, we’ve talked about a lot of good talk back and forth, but unless we can show a constant stream of dollars coming into the Company, all we on the outside can see is your Company going into the ground.  And, therefore, my investors say, “Sell it.  I don’t want anything more to do with you.”  I’m trying to keep their spirits up, but I urge you, urge you to be much more forthcoming with dollars as they are reported to you.

Benton Wilcoxon:                      Could you repeat the last thing, Jack?  I didn’t understand quite, on the dollars as they come to us?

Jack Cameron:                           Well, again, we have not seen in any of the correspondence coming from Composite any current projects as they come in or constant flow of revenue into the Company.  There’s been no—you know, there was a lot of talk about orders and about things happening, but nothing’s been told to the public.

Male Speaker:                            He’s talking about press releases and project things.

Marv Sepe:                                 Well, it’s a good point, Jack.  We would—we could be more forthcoming in information.  We certainly announce the things that we think are significant when it comes to new markets and large orders.  We do see orders on a pretty regular basis that are trial orders and shorter lengths, and significant to the customer to get our stuff going forward, but we don’t always announce those as ground-shaking things that as—or I think the proper term is of significance or a reportable event anyway.

Benton Wilcoxon:                      Right.  We also have some issues.  We have one major utility customer in the U.S. which has not allowed us to announce a project until it’s not only been received but it’s actually been installed and operating for at least 30 days.

Jack Cameron:                           May I ask, if that’s a public company, how they can require you to keep quiet about it?

Benton Wilcoxon:                      Well, it’s a immaterial amount from their perspective, and we’re clearing discussions on much larger orders right now, and it would not really be wise to just say, “The heck with you, we’re going to announce it anyway.”  I mean—

Jack Cameron:                           Well, I certainly understand that.  I mean—

Benton Wilcoxon:                      Yes.

Jack Cameron:                          I mean, let’s face it, it’s a business decision.  But there, you know, to be able to tell my folks we have a press release saying, yes, they’ve got this month this order, and it’s for about that much in dollars, and so that we have some projection other than on a quarterly basis when you have a conference call or a release of quarterly information.

Benton Wilcoxon:                     Well, I believe that, as we move forward here, I mean, I’m anticipating that we are going to have much more traction.  We’ve had more in this last quarter than the one before, and so I believe that we will be able to announce, you know, more and more projects.  And some of our foreign customers are less sensitive about these announcements than some of our domestic U.S. customers.

Jack Cameron:                          Okay.  One other thing, and then I’ll let you go.  In talking with the Company, I get the feeling that I have an idea of what it takes to be breakeven cash flow, what you have to have in revenues, cash flow.  And in the report that you put out in November, it doesn’t make it.  The dollars that you’re talking about say—they just don’t make it on a cash flow basis, that you’re going to break even, and if that’s the case, if you’re constantly draining, you’re not going to stay in business very long.  Am I wrong about that?

Benton Wilcoxon:                     Well, we may have to either take additional financing in through a loan or through some equity sales until we reach the market amount that we believe is necessary to take care of all of the overhead of the Company.

Marvin Sepe:                              But to another point, D.J. made a proper statement early on when addressing cash, about our project, when we get projects, the payment terms require a downstrokes for material costs and our labor upfront, so those are immediate cash influx to us.  So, we are going to continue to rely heavily on the business that we’re—have identified for these times, for these coming months, and with that, they will have the downstrokes, in most cases, that will fund this business going forward.  So, we don’t want to raise a red flag in panic that we’re going to run out of cash.  The normal course of business generates cash when the orders come.

Jack Cameron:                          Well, that’s a good thing to hear.  I’ve been with you for a number of years, and I still believe in you.  I’ve got pieces of your product on my desk that I show to everyone who comes in.

Benton Wilcoxon:                     Thank you.

Jack Cameron:                          So, good luck.

D.J. Carney:                               Jack, this is D.J.  I’d also like to add one thing.  There’s been a lot of work behind the scenes by all of us to—you know, we understand the cash burn issue and we understand the need to keep our cash burn as low as possible.  And just some of the things, we have been successful over the last couple of quarters as bringing that down as best we can.  We’ve renegotiated our lease here, we’ve done some things on our production side which, you know, we’ve been able to save some money on the production side and yet still keep, you know, the production viable and ready to grow and to ramp up as we need it.  So, you know, that’s not necessarily shown through in the numbers, and it’s not something that it’s easy to sort of talk about, but we have taken some steps on that.

Jack Cameron:                           Thank you.

Operator:                                     Due to time constraints, we will go ahead and conclude our question and answer session.  At this time, I’d like to turn the conference over to Mr. Benton Wilcoxon, CEO.  Mr. Wilcoxon?

Benton Wilcoxon:                      Thank you.  In summary, we, as I’ve stated before, we appreciate all of the loyalty and support even though it has been a difficult and trying time over the last two years in this economic crisis.  When we had thought before in 2008 that we were now heading into the clear sailing, it turned into some fairly rough seas.  However, as we’ve stated before, we feel very confident and believe that this coming year will be a substantial change, and that we will be able to move the Company into a cash flow position that is positive and allows us to sustain ourselves and engage in the growth that we see on the horizon.  We have a significant number of projects in the pipeline that are, really, even a small percentage of those would put us in that positive cash flow position.

So, while we’ve had a difficult time, we believe we have it under control and we will be able to weather the storm and enter into the proper place for this product since it is receiving significant accolades from many of the transmission agencies in different countries.  We hear it everywhere, from China that this really is the right product for the future; we hear it from some big utilities, as Stewart has talked to in the United States, which are really challenging their own internal team to why they’re even considering the older product even though that’s the one they feel most comfortable with, and challenging to say why aren’t you using the next state-of-the-art technology which is now proven, well proven.  And so, we believe that the time has come for us to step into this new role and to adopt a very new optimistic attitude and not an apologetic attitude, but an absolutely optimistic, confident attitude that we have the right theme, we have the right product, and we have the market and the interest from the market.

So, with that, we anticipate an excellent 2011 fiscal year and we thank all of you for your support.

Operator:                                     And we thank you, gentlemen, for your time. This conference is now concluded, and we thank you all for attending today’s presentation.  At this time, you may disconnect your lines.  Thank you.